EXHIBIT 10.2


                                  July 30, 1998


Quarterdeck Public Equities, LLC
10100 Santa Monica Boulevard, Suite 1425
Los Angeles, California  90067

Attention:  Jon B. Kutler


         RE:      VOTING AGREEMENT


Gentlemen:


         Reference is made to that certain Common Stock and Debenture Purchase Agreement (the "Purchase Agreement") of even date herewith between Venturian Corp., a Minnesota corporation (the "Company"), and Quarterdeck Public Equities, LLC, a Delaware limited liability company (the "Investor"). The purpose of this letter is to set forth in writing the agreement of Gary B. Rappaport ("Mr. Rappaport") with respect to the voting of his shares in the Company, as contemplated in paragraph 5(e) of the Purchase Agreement. When countersigned by the Investor where indicated below, this letter will constitute a legally binding shareholder voting agreement between the Investor and Mr. Rappaport pursuant to Section 302A.455 of Minnesota Statutes, enforceable in accordance with its terms. Capitalized terms used but not otherwise defined in this Agreement are used in this Agreement as defined in the Purchase Agreement.


         Mr. Rappaport agrees that for so long as the Investor holds of record and beneficially 75% or more of the Common Stock purchased pursuant to the Purchase Agreement or 75% or more of the Debenture and Conversion Stock (as hereinafter calculated), Mr. Rappaport will, if requested by the Investor, vote or cause to be voted all shares held of record or beneficially by him (including without limitation shares acquired by him from and after the date hereof) and all shares over which he exercises voting power as the trustee of a trust (including any shares acquired by any such trust from and after the date hereof) to cause Jon B. Kutler ("Mr. Kutler") to be elected and remain a director of the Company; provided, however, that this Agreement shall not be effective during any period in which the Investor, Mr. Kutler or any of their respective affiliates are engaged in any proxy solicitation or tender offer opposed by Mr. Rappaport, or if the Investor, Mr. Kutler or any of their affiliates are in violation of paragraph 7(b) of the Purchase Agreement.


         For purposes of this Agreement, the Investor shall be deemed to hold of record and beneficially 75% or more of the Debenture and Conversion Stock if, and only if:


         (i) the total number of Conversion Shares held of record and beneficially by the Investor (including any shares of Common Stock issued with respect thereto by way of stock dividend, stock split, recapitalization or similar transaction, to the extent held of record and beneficially by the Investor), plus

         (ii) the total number of shares of Conversion Stock into which the outstanding balance of so much of the Debenture as is held of record and beneficially by the Investor is convertible,


is equal to or greater than 75% of


         (iii) the total number of Conversion Shares into which the Debenture, or any portion thereof, has been converted (including any shares of Common Stock issued with respect thereto by way of stock dividend, stock split, recapitalization or similar transaction), plus


         (iv) the number of Conversion Shares into which that portion of the Debenture remaining outstanding is convertible.


         Mr. Rappaport represents and warrants to the Investor that he is the direct, record and beneficial owner of 82,332 shares of the common stock of the Company, that he holds options to acquire an additional 38,600 shares of the common stock of the Company, and that as a co-trustee of certain family trusts he has the power to vote an additional 110,647 shares of the common stock of the Company. The parties acknowledge that although, by virtue of his position on the investment committee for the Company's profit sharing/401(k) plan, Mr. Rappaport holds certain voting and dispositive powers with respect to the shares held by such plan, such shares are not subject to this Agreement.

         Recognizing that in the event of a breach of the covenants of Mr. Rappaport set forth in this Agreement, damages at law would be insufficient, the Investor shall be entitled to equitable relief by way of restraining order or injunction to compel the specific performance of Mr. Rappaport's obligations under this Agreement. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Minnesota. This instrument sets forth the entire agreement of Mr. Rappaport and the Investor with respect to the subject matter hereof and supersedes all prior agreements and understandings among them with respect thereto.

         If the foregoing accurately sets forth our agreement, please countersign this letter where indicated below and return a fully executed original to the undersigned.


                                                             Very truly yours,




                                                             Gary B. Rappaport


AGREED TO AND ACCEPTED:

QUARTERDECK PUBLIC EQUITIES, LLC



By ___________________________________
   Its _________________________________